Exhibit 21

SUBSIDIARY LIST

NAME OF SUBSIDIARY	STATE OF INCORPORATION
Erie Navigation Company	Pennsylvania
Erie Sand and Gravel Company	Pennsylvania
Erie Steamship Company	Delaware
Oglebay Norton Engineered Materials, Inc.	Ohio
Oglebay Norton Industrial Sands, Inc.	California
Oglebay Norton Management Company	Ohio
Oglebay Norton Marine Management Company, L.L.C.	Delaware
Oglebay Norton Marine Services Company, L.L.C.	Delaware
Oglebay Norton Minerals, Inc.	Delaware
Oglebay Norton Specialty Minerals, Inc.	Ohio
ON Coast Petroleum Company	Texas
ON Marine Services Company	Delaware
O-N Minerals (Chemstone) Company	Delaware
O-N Minerals (Erie) Company	Pennsylvania
O-N Minerals (Filler Products) Company	Delaware
O-N Minerals (Georgia) Company	Georgia
O-N Minerals (GSPC) Company	Delaware
O-N Minerals (James River) Company	Delaware
O-N Minerals (Lime) Company	Georgia
O-N Minerals (Luttrell) Company	Delaware
O-N Minerals (Michigan) Company	Michigan
O-N Minerals (PenRoc) Company LP	Pennsylvania
O-N Minerals (Portage) Company LLC	Indiana
O-N Minerals (Terminals) Company d/b/a/ Cleveland Bulk Terminal	Ohio
O-N Minerals Company	Ohio
ONCO Investment Company	Delaware
ONCO WVA, Inc.	West Virginia
ONMS Management Company, LLC	Delaware
ONTEX, Inc.	Delaware
Saginaw Mining Company	Ohio
Texas Mining, LP	Delaware